                                                                       Exhibit 5

Baxter International Inc.                                            May 6, 2003
One Baxter Parkway
Deerfield, Illinois  60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") of Baxter International Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of 25,000,000 shares of the Company's Common Stock, $1 par value per share (the "Shares"), to be issued pursuant to the Baxter International Inc. 2003 Incentive Compensation Program (the "Program"), as specified in the Registration Statement.

I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-laws, as amended, (iii) the corporate proceedings relating to the Registration Statement and the Program, and (iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Shares will be, when issued and paid for in accordance with the Program, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/S/ Thomas J. Sabatino, Jr.

Thomas J. Sabatino, Jr.
Senior Vice President and
General Counsel